Exhibit 10 (xiv)

Confidential treatment requested. Confidential portions of this document have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

BETWEEN

ARCLIGHT SYSTEMS LLC

AND

NDCHEALTH CORPORATION

Dated as of May 29, 2002

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of May 29, 2002 the “Agreement”) by and between Arclight Systems LLC, a Delaware limited liability company (“Seller”), and NDCHealth Corporation, a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT

WHEREAS, Seller is, among other things, in the business of providing switching services and pre-adjudication and post-adjudication prescription claims editing services to the retail pharmacy segment (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller relating to the Business; and

WHEREAS, Seller is, among other things, in the business of providing data-based products and services with respect to retail (including mail order and long term care) prescription claims dispensing data and retail prescription claim adjudication outsourcing services to pharmacy benefit managers which Seller does not desire to sell to Buyer (together with all other businesses of Seller except for the Business, the “Excluded Business”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions.

The capitalized terms used in this Agreement have the meanings set forth or referenced in this Section 1.1. Any reference in this Agreement, including the attachments hereto, to a month-end as of which a calculation is made shall be deemed to refer to the close of business on the last business day of such month. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “$” shall mean United States Dollars.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly is controlled by such Person. For purposes of this definition, “control” of a Person shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933.

“Agreement” has the meaning specified in the preamble.

“Allocation Schedule” has the meaning specified in Section 3.2.

“Assigned Chain Contract” means any Assigned Contract between Seller and a customer that has ten (10) or more retail outlets that are the subject of such Assigned Contract.

“Assigned Contracts” has the meaning specified in Section 2.1(a). The contracts governed by the Subcontract Services Agreement shall be treated as Assigned Contracts for purposes of the representations and warranties of Seller from and after the date hereof, and each shall be treated as an Assigned Contract for all other purposes under this Agreement from and after the date of the assignment of such contract.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Bill of Sale and Instrument of Assignment” means the Bill of Sale and Instrument of Assignment in the form of Exhibit A.

“Business” has the meaning specified in the Preliminary Statement to this Agreement.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or its Affiliates pursuant to Section 4.3.

“Buyer Group Member” means (a) Buyer and its Affiliates, (b) directors, officers and employees of Buyer and its Affiliates and (c) the respective successors and assigns of the foregoing.

“Cardinal” means Cardinal Health, Inc., an Ohio corporation.

“Claim Notice” has the meaning specified in Section 11.3.

“Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Payment” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated September 20, 2001 by and between Buyer and Seller, as amended by that certain addendum dated March 4, 2002, as amended by that certain amendment to the addendum dated March 20, 2002.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Data Rights” has the meaning specified in Section 8.4(a).

“Employees” has the meaning specified in Section 7.5.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Business” has the meaning specified in the Preliminary Statement to this Agreement.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including reasonable fees and disbursements of legal counsel).

“Financial Statements” has the meaning specified in Section 5.3.

“Financial Statements Date” means December 31, 2001.

“GAAP” means United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statement to which it refers.

“Governmental Body” means any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality or other governmental authority or regulatory body, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” has the meaning specified in Section 11.3.

“Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit B.

“Intellectual Property” means all ideas, discoveries, improvements, patents, designs (useful or ornamental), art work, labels, specifications, designs-in-progress, formulations, know-how, prototypes, inventions (whether patented or patentable), trademarks, trade names, trade styles, service marks, and copyrights, whether completed or a work-in-process; all registrations and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets, technology or processes; and all confidential or proprietary information. Intellectual Property does not include Software or any copyright interest in Software.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” (or similar words) means, as to a particular matter, the actual knowledge of Walter M. Hoff, Randolph L.M. Hutto, James F. Campbell, David E. Oles, Joseph Rector and Steve Groover.

“Knowledge of Seller” (or similar words) means, as to a particular matter, the actual knowledge of Thomas Ludlam, Fritz Krieger, Michael Baird, Steve Lawrence and Paul Hooper and, with respect to Section 5.6, the actual knowledge of the aforementioned employees and David Waller, Lisa Stewart, Edward Costello, Scott Laws and Kelee Summers after reasonable inquiry within Seller.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies and other charges, and diminution in value of the Purchased Assets, it being understood that Losses shall not include punitive, special, consequential or opportunity cost damages.

“Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or will have a material adverse effect on (a) the Purchased Assets taken as a whole or (b) the financial position, business or results of operations of the Business taken as a whole, other than changes (i) relating to generally applicable economic conditions or the industry of the Business in general, to the extent the foregoing do not disproportionately affect the Purchased Assets, (ii) resulting from the public disclosure of Buyer as the purchaser of the Business, or (iii) resulting from former customers of Seller who become customers of Buyer.

“Member Services Agreement” means the Member Services Agreement in the Form of Exhibit C.

“Other Edits” means the prescription edits described in Item 2 of Schedule 5.8(a).

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) Encumbrances identified as Permitted Encumbrances on the Schedules to this Agreement, and (d) other minor Encumbrances or imperfections on property which in the aggregate are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or Governmental Body.

“Prorated Rebate Amount” has the meaning specified in Section 3.3(a).

“Prorated Rebate Certificate” has the meaning specified in Section 3.3(a).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Intellectual Property” has the meaning specified in Section 2.1(b).

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body and common law.

“ScriptLINE Sublicense Agreement” means the ScriptLINE Sublicense Agreement in the form of Exhibit D.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller pursuant to Section 4.4.

“Seller Group Member” means (a) Seller and its Affiliates, (b) directors, managers, officers and employees of Seller and its Affiliates and (c) the respective successors and assigns of the foregoing.

“Software” means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through consumer retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-wrap” license agreements including, without limitation, any software pre-installed in the ordinary course of business on hardware.

“Software Modifications” means the modifications to code listed in Schedule 1.1 developed by or for Seller to the Software licensed by Seller from Comcotec, Inc., which modifications are used by Seller in performing the pre-adjudication and post-adjudication prescription claims editing services pursuant to the Assigned Contracts.

“Subcontract Services Agreement” means the Subcontract Services Agreement in the form of Exhibit F.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit E.

1.2    Interpretation.

As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Paragraphs, Recitals, Articles, Sections, Exhibits and Schedules mean the Paragraphs, Recitals, Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, restated, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1    Transfer of Assets.

Subject to the terms and conditions of this Agreement, other than the Excluded Assets, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer, will purchase, assume and acquire from Seller, all of Seller’s right, title and interest in and to the following assets (the “Purchased Assets”):

(a)    all of the customer agreements of the Business in effect on the Closing Date, including each of the business agreements identified in Schedule 2.1(a) unless terminated in accordance with its terms (collectively, the “Assigned Contracts”), and all rights, claims and causes of action related thereto to the extent relating to the period after the Closing Date;

(b)    all Intellectual Property used in the Business that is embodied in the business rules and other design information and documentation for the data receipt, parsing, editing, report writing, pre and post editing, switch and data delivery functions performed by Seller in the performance of the Assigned Contracts, specifically including trade secrets, know-how and report forms but specifically excluding the Intellectual Property identified in Schedule 2.1(b) (the “Purchased Intellectual Property”);

(c)    all historical customer files and other business records related to the Assigned Contracts and otherwise related exclusively to the Business; and

(d)  all historical data related to the performance of the Assigned Contracts that Seller may still have either online or in storage on magnetic media or otherwise.

2.2    Excluded Assets.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following, all of the following being specifically excluded from the sale of assets contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)  the assets (including contracts) not listed or described as Purchased Assets, including the assets identified in Schedule 2.2(a);

(b)  any properties, assets, business or operation of Seller, whether tangible or intangible, real, personal or mixed, related primarily to the Excluded Business;

(c)  any receivables arising under the Assigned Contracts to the extent relating to the period prior to the Closing Date, together with any cash, cash equivalents, bank deposits and marketable securities of Seller and all accounting or general ledger records of Seller;

(d)  all rights, claims and causes of action related to the Assigned Contracts to the extent relating to the period prior to the Closing Date;

(e)  any abatement or refund of any Tax for which Seller is liable pursuant to Section 8.1; and

(f)  any rights, claims or causes of action against any third parties relating to the Excluded Assets or the Excluded Liabilities.

2.3    Assumed Liabilities.

On the Closing Date, other than the Excluded Liabilities, Buyer will assume and be responsible and liable for all obligations and liabilities (i) under the Assigned Contracts arising from and after the Closing, except to the extent any such obligations arise from a default occurring on or before the Closing Date, (ii) any performance guarantees or other provisions of the Assigned Contracts that may result in rebates payable for periods prior to the Closing, and (iii) those obligations and liabilities identified on Schedule 2.3 (collectively, “Assumed Liabilities”).

2.4    Excluded Liabilities.

Except for the Assumed Liabilities, Seller shall retain all obligations and liabilities of Seller, whether known or unknown, absolute, contingent or otherwise (collectively, the “Excluded Liabilities”) including:

(a)  the obligations and liabilities under the Assigned Contracts to the extent related to the period prior to the Closing;

(b)    obligations and liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets;

(c)    liabilities of Seller’s employee benefit arrangements; and

(d)    any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein.

ARTICLE III

PURCHASE PRICE

3.1    Purchase Price.

The purchase price for the Purchased Assets shall be equal to $81 million in cash (the “Closing Date Payment”) less the Prorated Rebate Amounts (the “Purchase Price”). The Closing Date Payment shall be paid by Buyer pursuant to Section 4.2 hereof. The Prorated Rebate Amounts shall be paid by Seller pursuant to Section 3.3 hereof.

3.2    Allocation of Purchase Price.

Prior to the execution of this Agreement, the parties have agreed in writing to a preliminary allocation of the Purchase Price among the Purchased Assets based upon a valuation of the Purchased Assets by Deloitte Touche Tomatsu International, a copy of which is attached hereto as Schedule 3.2. The parties shall jointly prepare a final schedule (the “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets. The Allocation Schedule shall be reasonable, shall reflect the valuations used in the preliminary allocation, and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyer and Seller each agree to file IRS Form 8594 and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agree to provide the other promptly with any other information required to complete IRS Form 8594. Neither Seller nor Buyer shall file a Tax Return or take any position with any taxing authority that is inconsistent with the Allocation Schedule.

3.3    Purchase Price Adjustment for Rebates.    The Purchase Price shall be decreased by the Prorated Rebate Amounts, which Prorated Rebate Amounts shall be as follows:

(a)    Prior to each of July 31, 2002 and January 31, 2003, Buyer shall deliver to Seller a certificate (each a “Prorated Rebate Certificate”) setting forth Buyer’s calculation of performance guarantees or other provisions of the Assigned Contracts in effect as of the Closing Date that have resulted in rebates payable by Buyer for the quarter ending June 30, 2002 and for the year ending December 31, 2002, respectively, for services provided by Seller prior to the Closing Date that have not previously been paid by Seller (collectively, the “Prorated Rebate Amounts”). The parties agree that volume-based rebates shall compare the volume of transactions processed during the relevant period by Seller prior to the Closing Date to the volume of transactions processed by Buyer on or after the Closing Date (rather than prorating such rebates by time period).

(b)  Within thirty (30) days after the delivery of such Prorated Rebate Certificate, Seller shall either (i) pay such Prorated Rebate Amount or (ii) deliver a notice of disagreement to Buyer setting forth Seller’s disagreement with the calculated amounts.

(c)  If a notice of disagreement is delivered by Seller pursuant to Section 3.3(b), Buyer and Seller will use good faith efforts to resolve any such disagreement. If, within thirty (30) days of the date of receipt by Buyer of Seller’s notice with disagreement, Buyer and Seller are unable to resolve such disagreement, they shall promptly thereafter appoint a firm of independent accountants of nationally recognized standing (who shall not have any material relationship with Buyer or Seller) to review the disputed calculation of the Prorated Rebate Amount, and to make their own calculation thereof. Such independent accountants shall, as promptly as practicable, deliver a calculation of the Prorated Rebate Amount and a report thereof to Buyer and Seller, and the calculation of the Prorated Rebate Amount effected by such independent accountant shall be final and binding on all parties. The cost of such independent accountant shall be borne equally by Buyer, on the one hand, and Seller, on the other.

(d)  Upon final determination of a Prorated Rebate Amount, if any, Seller shall deliver to Buyer, by wire transfer of immediately available funds to the bank account or accounts specified by Buyer, the amount of such Prorated Rebate Amount so determined.

ARTICLE IV

CLOSING; PAYMENT OF PURCHASE PRICE

4.1    Closing Date.

The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the second (2nd) business day after the conditions set forth in Article IX and Article X have been satisfied or waived, at the offices of Sidley Austin Brown & Wood, Bank One Plaza, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be effective at the time when Buyer releases to Seller the Notice to Disburse contemplated by the Escrow Agreement dated as of May 28, 2002 between Buyer and SunTrust Bank.

4.2    Payment of Purchase Price.

At the Closing, Buyer shall pay Seller the Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller.

4.3    Buyer’s Additional Closing Date Deliveries.

Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller all of the following:

(a)  a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(b)  a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreements;

(c)  the certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer;

(d)  the Instrument of Assumption duly executed by Buyer; and

(e)  the Member Services Agreement, the ScriptLINE Sublicense Agreement, the Transition Services Agreement and the Subcontract Services Agreement, in each case duly executed by Buyer.

4.4    Seller’s Closing Date Deliveries.

Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Seller shall deliver to Buyer all of the following:

(a)  a certificate of good standing of Seller, issued as of a recent date by the Secretary of State of the State of Delaware;

(b)  a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the board of managers of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreements;

(c)  the certificates contemplated by Sections 9.1 and 9.4, duly executed by the applicable duly authorized officers of Seller;

(d)  the Bill of Sale and Instrument(s) of Assignment duly executed by Seller;

(e)  the Member Services Agreement, ScriptLINE Sublicense Agreement, the Transition Services Agreement and the Subcontract Services Agreement, in each case duly executed by Seller; and

(f)  such other bills of sale, assignment and other instruments of transfer or conveyance as may be otherwise reasonably requested by Buyer to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

5.1    Organization of Seller.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to so qualify does not have a Material Adverse Effect or materially impair Seller’s performance hereunder.

5.2    Authority of Seller; Conflicts.

(a)    Seller has the full limited liability company power and limited liability company authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been fully and duly authorized and approved by Seller’s managers and do not require any further authorization or consent of Seller or its members. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and, upon execution and delivery by Seller, will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)    Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will:

(i)    result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Purchased Assets (other than the Assigned Contracts);

(ii)    result in a breach of the terms of the organizational documents of Seller;

(iii)    result in a breach of any of the terms, conditions or provisions of, or constitute a default under, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, any note, instrument, agreement (other than the Assigned Contracts), mortgage, lease, franchise or financial obligation to which Seller is a party or by which Seller is bound, other than those that, individually or in the aggregate, would not materially impair the ability of the Seller to perform its obligations under this Agreement or the Seller Ancillary Agreements or prevent the consummation of the transactions contemplated hereby or thereby;

(iv)    result in a breach of the terms, conditions or provisions of, any Court Order to which Seller is a party or by which Seller is bound or any Requirements of Law affecting Seller, other than those that, individually or in the aggregate, would not materially impair the ability of the Seller to perform its obligations under this Agreement or the Seller Ancillary Agreements or prevent the consummation of the transactions contemplated hereby or thereby; or

(v)    require the approval, consent, authorization, declaration or act of, or the making by Seller of any declaration, filing or registration with, any Person.

(c)    Except as set forth on Schedule 5.2, Seller is current in payment of all invoices or other requests for payment received under the agreement referenced in Item 1 of Schedule 5.2.

(d)    Seller has not received any notice of default under the agreement referenced in Item 1 of Schedule 5.2, such agreement has not been terminated by Seller, Seller has not received notice of termination of such agreement by the other party thereto and Seller has not received notice from the other party to such agreement of such other party’s intention not to renew the agreement. As used in the immediately preceding sentence, “notice” refers to the notice required by such agreement. Seller has no Knowledge that the other party to such agreement intends not to renew such agreement.

5.3    Financial Statements.

(a)    Schedule 5.3 contains a copy of the pro forma unaudited statement of operations for the nine-month period ended December 31, 2001 and the unaudited pro forma balance sheet as of December 31, 2001 of the Business (the “Financial Statements”). The Financial Statements have been prepared from the books and records of Seller in accordance with GAAP and present fairly, in all material respects, in accordance with GAAP, the financial condition as of December 31, 2001 and the results of operations of the Business for the nine-month period then ended except (i) for the assumptions set forth on the cover page thereto, (ii) for the absence of notes and (iii) for typical year-end adjustments. Seller has not received any advice or notification from its independent certified public accountants that Seller has used any improper accounting practice that would have the effect of reflecting in the Financial Statements or the books and records of Seller any properties, assets, liabilities, revenues or expenses, not in accordance with GAAP. Except as set forth in Item 3 of Schedule 5.3, the books, records and accounts of the Seller accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of the Seller.

(b)    Seller has regularly prepared its consolidated balance sheet in the ordinary course of its business, and the most recent regularly prepared consolidated balance sheet of Seller was prepared consistently with past practice and does not state an amount of total assets of $10 million or more. Since February 28, 2002, no change has been made in the ownership or structure of Seller that could affect the determination that Seller is its own “ultimate parent entity” for purposes of the HSR Act.

5.4    Operations Since Financial Statements Date.

Except as set forth in Schedule 5.4, since the Financial Statements Date, Seller has conducted the Business only in the ordinary course. Except as set forth in the Financial Statements or on Schedule 5.4, since December 31, 2001, there has not been any transaction or occurrence in which the Business has suffered any Material Adverse Effect. Further, except as set forth in the Financial Statements or on Schedule 5.4, from December 31, 2001 through the date hereof Seller has not:

(a)    renegotiated the terms of any Assigned Contract that was in effect as of December 31, 2001 in any material respect;

(b)    entered into any new Assigned Contract with terms materially different than the Assigned Contracts with like customers in effect as of December 31, 2001;

(c)    entered into any new Assigned Contract with a founding member of Seller or which is reasonably expected to generate annual revenue in excess of $150,000;

(d)    permitted, allowed, or suffered any of the Purchased Assets (real, personal or mixed, tangible, or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances or Excluded Liabilities;

(e)    cancelled any debts or waived any claims or rights in connection with the Purchased Assets other than in the ordinary course of business consistent with past practice;

(f)    disposed of or permitted to lapse any right to the use of any Purchased Intellectual Property, or disposed of, or to the Knowledge of the Seller, disclosed to any Person not authorized to have such information, any of the Purchased Intellectual Property not previously a matter of public knowledge or existing in the public domain;

(g)    made any material change in any method of accounting or accounting principle, practice, or policy in connection with the Business and the Financial Statements; or

(h)    agreed, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this Section 5.4.

5.5    Ownership of Contract Rights.

(a)    Except as set forth on Schedule 5.5, (i) Seller’s right, title and interest to the Assigned Contracts is free and clear of all Encumbrances except for Permitted Encumbrances; (ii) Seller has not granted any power of attorney affecting or with respect to the Business or the Assigned Contracts; and (iii) Seller is the proper party-in-interest to each of the Assigned Contracts and is the sole holder of all rights necessary to recognize any of Seller’s benefits thereunder.

(b)    Seller has good and valid title to the Purchased Assets other than the Assigned Contracts, free and clear of all Encumbrances except for Permitted Encumbrances. Seller has not granted any power of attorney affecting or with respect to the Purchased Assets other than the Assigned Contracts.

5.6    Assigned Contracts.

(a)    Schedule 5.6(a) contains a true and correct list of each of the Assigned Contracts. Except as set forth in Schedule 5.6(a), Seller has made available true, complete and correct copies (except as redacted as to pricing terms) of each of the written Assigned Contracts to Buyer and made available true, complete and correct (except as redacted as to pricing terms) summaries of the material terms of each of the oral Assigned Chain Contracts to Buyer. Each of the Assigned Contracts that Seller has directly entered into was entered into by Seller in the ordinary course of business consistent with past practice for like customers. Each of the Assigned Contracts is in full force and effect as of the date hereof and there exists no material breach or violation of or material default under any of the Assigned Contracts by Seller or, to the Knowledge of Seller, any other party to the Assigned Contracts, or any event which, with or without notice or the lapse of time, or both, will create a material breach or violation thereof or material default thereunder by Seller or, to the Knowledge of Seller, any other party to such Assigned Contracts.

(b)    Except as set forth in Schedule 5.6(b), there exists no actual or, to the Knowledge of Seller, any threatened, termination, cancellation or material amendment or modification to any Assigned Chain Contract.

(c)    Except as set forth in Schedule 5.6(c), since January 1, 2002, no other party to any of the Assigned Chain Contracts has terminated their contract, or reduced or, to the Knowledge of Seller, threatened to reduce the volume of transactions processed under any of the Assigned Chain Contracts.

(d)    Except as set forth in Schedule 5.6(d), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereunder and thereunder by Seller (excluding, for the avoidance of doubt, the performance by Seller under the Transition Services Agreement), will result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Assigned Contracts.

5.7    Nature of the Purchased Assets.

(a)    Except as described on Schedule 5.7(a), all of the revenues included in the Financial Statements were received by Seller pursuant to the terms of the Assigned Contracts, and all material expenses incurred by Seller in the performance of the Assigned Contracts are reflected in the Financial Statements for the relevant period. None of the Assigned Chain Contracts have been amended or revised in any material respect subsequent to the later of the date of its execution or April 1, 2001.

(b)    Except as described on Schedule 2.1(b) and Schedule 5.7(b), the Purchased Intellectual Property constitutes all of the material Intellectual Property and Software used by Seller in performing the Assigned Contracts.

(c)    The documents set forth in Schedule 5.7(c) fairly reflect, in all material respects, the financial and transactional information relating to the Business that they purport to reflect.

5.8    Purchased Intellectual Property.

(a)    Schedule 5.8(a) contains a true, correct and complete list of the Purchased Intellectual Property, with a brief description of each such item and the nature of Seller’s interest therein.

(b)    All underlying designs and business rules for the pre-adjudication and post-adjudication prescription claims editing performed by the Software Modifications and the Other Edits and the documentation thereof were developed by or for Seller in conjunction with customers of Seller; Seller has conveyed no rights in any of such underlying designs and business rules or documentation thereof to any such customers.

(c)    No claim is pending or, to the Knowledge of Seller, threatened, and Seller has not received any notice that the use of any Purchased Intellectual Property in conducting the Business infringes upon or conflicts with any rights claimed therein by any third party. No claim is pending or, to the Knowledge of Seller, threatened which alleges that any Purchased Intellectual Property is invalid or unenforceable by Seller.

(d)    Except as provided herein or in any other agreement entered into between Buyer and Seller pursuant hereto, there are no licenses related to the Purchased Intellectual Property. Except as set forth in Schedule 5.8(d), no royalties or fees are payable by Seller to anyone for use of the Purchased Intellectual Property.

(e)    All former and current employees of Seller that participated in the development, operation or use of the Purchased Intellectual Property were subject to, and agreed in writing to be bound by, written policies that provide that, as between Seller and such employees, Seller retains all rights to any inventions, improvements, discoveries, or information relating to the Business. Except as set forth in Schedule 5.8(e), all former and current independent contractors of Seller that participated in the development, operation or use of the Purchased Intellectual Property are subject to a written agreement that provides that, with respect to all Purchased Intellectual Property that such independent contractor has been involved with, as between Seller and such independent contractor, Seller retains all rights to any inventions, improvements, discoveries, or information relating to the Business. To the Knowledge of Seller, no employee or independent contractor of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which such employee or independent contractor may be engaged or requires the employee or independent contractor to transfer, assign, or disclose information concerning his or her work to anyone other than Seller, as it relates to the Business.

(f)    Seller is the owner of the Software Modifications.

5.9    No Violation, Litigation or Regulatory Action; Compliance with Privacy Laws.

Except as set forth in Schedule 5.9:

(a)    to the Knowledge of Seller, Seller is not engaging in any activity or omitting to take any action with respect to the Business that is or creates a material violation of any law, status, ordinance or regulation applicable to the Business;

(b)    Seller is not subject to any judgment, order, writ, injunction, or decree issued by any court or any Governmental Body with respect to the Business or the Purchased Assets;

(c)    Seller has obtained all material governmental approvals, authorizations, permits, licenses, and orders required for the lawful operation of the Business as presently conducted;

(d)    as of the date hereof, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to the Knowledge of Seller, threatened, at law or in equity, or before or by any Governmental Body adversely affecting or that are reasonably expected to adversely affect the Business or the Purchased Assets;

(e)    as of the date hereof, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to the Knowledge of Seller, threatened, at law or in equity, or before any Governmental Body which are reasonably expected to impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(f)    as of the date hereof, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to the Knowledge of Seller, threatened, at law or in equity, or before or by any Governmental Body that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(g)    to the Knowledge of Seller, Seller has conducted the operations of the Business in material compliance with all applicable federal, state and foreign privacy laws, regulations and restrictions relating to the collection, processing, use and disclosure of confidential information to which Seller is subject.

5.10    No Brokers.

Except for the fees payable to UBS Warburg LLC by Seller (which shall be paid by Seller), no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

5.11    Tax Matters.

Except as set forth in Schedule 5.11:

(a)    Seller has duly and timely filed all material sales and use tax returns required to be filed by it on or before the Closing Date, and all such sales and use tax returns were correct and complete, in all material respects, as filed;

(b)    all material sales and use taxes (whether or not shown on any tax return) have been fully paid and Seller has made available to Buyer complete and correct copies of all sales and use tax returns filed by Seller;

(c)    no written claim has been asserted, raised, or, to the Knowledge of Seller, threatened by any taxing authority in a jurisdiction in which Seller does not file sales and use tax returns or pay or collect sales and use taxes that Seller is or may be subject to an obligation to file sales and use tax returns or pay or collect sales and use taxes in that jurisdiction and no basis exists for any additional sales and use taxes against Seller; and

(d)    no sales and use tax return filed by Seller is currently under audit by any taxing authority and no taxing authority is now asserting, raising or threatening in writing against Seller, any deficiency or claim for additional sales and use taxes or any adjustment of sales and use taxes.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

6.1    Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to so qualify does not materially impair Buyer’s performance hereunder.

6.2    Authority of Buyer; Conflicts.

(a)  Buyer has the full corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been fully and duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)  Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will:

(i)  result in a breach of the terms of the Certificate of Incorporation or bylaws of Buyer;

(ii)  result in a breach of the terms, conditions or provisions of, or constitute a default under, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, any note, instrument, agreement, mortgage, lease, franchise or financial obligation to which Buyer is a party or by which Buyer is bound, other than those that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations under this Agreement or the Buyer Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby and thereby;

(iii)  result in a breach of the terms, conditions or provisions of, any Court Order to which Buyer is a party or by which Buyer is bound or any Requirements of Law affecting Buyer, other than those that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations under this Agreement or the Buyer Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby and thereby; or

(iv)    require the approval, consent, authorization, declaration or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

6.3    No Violation, Litigation or Regulatory Action.

Except as set forth in Schedule 6.3:

(i) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(ii) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

6.4    Financing.

Buyer will have at Closing sufficient funds available for it to pay the Purchase Price.

6.5    No Brokers.

Except for the fees payable to Goldman, Sachs & Co. by Buyer (the fees of which shall be paid by Buyer), no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1    Access to Information.

Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller is subject or to waive any privilege which Seller may possess in discharging its obligations pursuant to this Section

7.1; and, provided, further, Seller shall not be required to furnish or otherwise make available to Buyer customer-specific data or competitively sensitive information relating to the Business. Notwithstanding the foregoing, it is understood and agreed that all requests for access pursuant to this Section 7.1 shall be submitted or directed exclusively through Michael Baird and, without his prior approval (which shall not be unreasonably withheld), Buyer shall not initiate, or cause to be initiated, communication with any employee or customer of Seller primarily with respect to the Business and a representative of Seller shall participate in any such approved communication. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller. Notwithstanding the foregoing, the obligations of Seller pursuant to this Section 7.1 shall be subject to the right of Seller to determine, in its discretion, the appropriate timing of the disclosure of information it deems proprietary commercial information or privileged information.

7.2    Notifications.

Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller or Buyer, as the case may be, that would have been listed in Schedule 5.9 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

7.3    Consents of Third Parties; Governmental Approvals; Reasonable Efforts.

(a)  Seller and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, their respective consents, approvals or waivers, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than a Governmental Body) to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, in Schedule 5.2 or in any other agreement entered into between Buyer and Seller pursuant hereto, any costs associated with a consent listed on Schedule 5.2 shall be borne by Seller.

(b)  During the period prior to the Closing Date, each party shall use its commercially reasonable efforts to secure any consents and approvals of any Governmental Body required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement.

(c)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as expeditiously as practicable.

7.4    Operations Prior to the Closing Date.

Seller shall use commercially reasonable efforts to operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Seller shall use its commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers and distributors of the Business. Without limiting the foregoing, without the prior written consent of Buyer, which consent will not be unreasonably delayed or withheld, Seller shall:

(a)  refrain from entering into any new customer contract or agreement for the Business for a period of ten (10) days following the date hereof, and, following such period, refrain from entering into any new contract or agreement for the Business that is not in the ordinary course of business;

(b)  not Knowingly fail to perform in all material respects all obligations under the Assigned Contracts;

(c)  not sell, transfer or assign any Purchased Asset or create any Encumbrances (except for Permitted Encumbrances) upon or with respect to any Purchased Asset;

(d)  not materially modify or make any material new commitment under the Assigned Contracts;

(e)  commence any litigation or dispute proceedings against any other party to an Assigned Contract or settle any litigation or dispute that involves any restrictions upon the operation of the Business;

(f)  not amend or modify its governing documents in any manner that would frustrate or prohibit the transactions contemplated hereby; and

(g)  not make any agreement or commitment which will result in or cause to occur a violation of any of the items contained in paragraphs (a) through (f) above.

7.5    Employee Matters.

Schedule 7.5 contains a list of those employees of the Business who Buyer may interview for potential employment (“Employees”) and, the conditions under which such solicitation shall occur. Seller shall not unreasonably interfere with such process by Buyer, and shall not act outside the ordinary course of business (such as a raise, promotion, the payment of any bonus or any such other perquisite that is not part of their normal review process) to attempt to hire, retain or solicit, such Employees except as otherwise indicated in Schedule 7.5; provided, however, that Seller shall be entitled to make payments to such Employees in connection with the transition services under the Transition Services Agreement. Buyer agrees to hold such visits and interviews with such Employees at such times and in such manner as shall not unreasonably interfere with Seller’s conduct of the Business. Notwithstanding any such discussions or interviews, Buyer shall have no obligation to offer employment to any Employee of Seller and the terms of any such offer shall be in the discretion of Buyer and in accordance with Buyer’s policies and plans. Seller shall be responsible for the payment of any amounts due to its employees pursuant to any agreement, compensation plan, severance, retention or other policy of Seller, and any other welfare, compensation and employee benefit plan of Seller, including without limitation, with respect to those Employees who are hired by Buyer, all liabilities related to their employment with Seller. All of such amounts shall be Excluded Liabilities.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1    Tax Matters.

(a)  Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.1(a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)  Notwithstanding Section 8.1(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be shared equally by Buyer and Seller. The parties agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

(c)  Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

8.2    Post-Closing Remittances.

If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts or notes receivable generated by Assigned Contracts and relating to the period on or after the Closing Date, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof. Conversely, if, after the Closing Date, Buyer or its Affiliates shall receive any remittance from any account debtors with respect to any accounts or notes receivables generated by Assigned Contracts and relating to the period prior to the Closing Date, then Buyer or its Affiliates, as applicable, shall endorse such remittance to the order of Seller and forward it to Seller promptly following receipt thereof.

8.3    Covenant Not to Compete or Solicit Business.

(a)  In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Purchased Assets so sold, Seller covenants and agrees that, for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, neither Seller nor any of its Affiliates will:

(i)  directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform switching or pre-adjudication and post-adjudication prescription claims editing services for, or otherwise carry on, a business competitive with the Business anywhere in United States of America;

(ii)  induce or attempt to persuade any employee or agent of Buyer to terminate such employment or agency relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business; or

(iii)  for itself or on behalf of any other Person or entity, knowingly and deliberately solicit, divert away, take away or attempt to solicit or take away any customer under an Assigned Contract or for whom Seller provided services in the Business at any time during the twelve-month period prior to the Closing Date, for purposes of providing or selling any services competitive with the Business.

(b)  Buyer acknowledges that this Section 8.3 in no way constrains Seller from performing under the Transition Services Agreement or conducting any of its Excluded Businesses during the term of this covenant. Buyer further acknowledges that this Section 8.3 in no way constrains Seller from (i) entering into ordinary course arrangements with Persons engaged in the Business to obtain data from such Persons, (ii) impartially discussing in the ordinary course of Seller’s business with its owners, managers, vendors, service/data providers or any other third Person (in each case, if applicable, after reasonable compliance by Seller with Section 2.2 of the Member Services Agreement) means by which such Persons could transmit data to Seller and impartially advising such Persons on possible courses of action or (iii) discussing with its managers, in their capacity as managers, Seller’s business and operations, including the performance of Buyer under agreements between Buyer and Seller.

(c)  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees that, for a period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Buyer nor any of its Affiliates will, except as provided for in Schedule 7.5, induce or attempt to persuade any employee or agent of Seller to terminate such employment or agency in order to enter into any such relationship with Buyer.

(d)  Notwithstanding anything contained herein to the contrary, in the event Seller terminates the Member Services Agreement pursuant to its right to terminate set forth in Section 2.10(b) thereof or in accordance with Section 7.2 thereof, the parties agree that the covenants contained in Sections 8.3(a)(i) and 8.3(a)(iii) hereof shall immediately thereupon terminate and be of no further force or effect.

(e)  Notwithstanding anything to the contrary in this Section 8.3, nothing set forth in this Section 8.3 shall prohibit any party or its Affiliates from owning not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system. In the event a party or any Affiliate of such party violates any of its obligations under this Section 8.3, the other party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The parties acknowledge that a violation of this Section 8.3 may cause the other party irreparable harm which may not be adequately compensated for by money damages. The parties therefore agree that in the event of any actual or threatened violation of this Section 8.3, the other party shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the violating party or an Affiliate of such party to prevent any violations of this Section 8.3, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.3 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.3, any term, restriction, covenant or promise in this Section 8.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

8.4    Data Rights under Assigned Contracts.

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees that:

(a)  During the term of the Assigned Contracts as of the Closing Date or any extension or renewal of such contracts, but in any event, for a period not to exceed three (3) years from the Closing Date, Buyer will not, directly or indirectly, use, exercise or avail itself of any provisions of the Assigned Contracts which would otherwise grant to Buyer any ownership rights in the information provided to Buyer pursuant to the Assigned Contracts or any use rights relating to such information (the “Data Rights”), except as specifically required in the performance of the Buyer’s duties under such Assigned Contracts or under the Member Services Agreement.

(b)  Buyer shall use commercially reasonable efforts not to amend any Assigned Contract that provides Data Rights to, alter the Data Rights thereunder or enter into any subsequent agreement with a party to an Assigned Contract that provides Data Rights which, in any case, would preclude Buyer from providing such information to Seller under the Member Services Agreement.

(c)  Seller shall retain the right to use all prescription claim data that Seller obtained under the Assigned Contracts prior to the Closing Date to the same extent that Seller had such rights prior to the Closing Date (“Pre-Closing Data”). For a period of three (3) years from the Closing Date, Buyer will not, directly or indirectly, use, exercise or avail itself of any provisions of the Assigned Contracts which would otherwise grant Buyer any ownership rights in the Pre-Closing Data, except as specifically required in the performance of Buyer’s duties under such Assigned Contracts or under the Member Services Agreement.

8.5    Assistance with Customers.

(a)    During the term of the Transition Services Agreement, Seller agrees (i) to provide such assistance as Buyer shall reasonably request in marketing and facilitating a sale of Buyer’s services (including the services to be performed under the Assigned Contracts) to [****], [****], [****] and [****] and (ii) to introduce Buyer to and provide such assistance as Buyer shall reasonably request in connection with Buyer’s marketing and facilitating a sale of its services (including the services to be provided pursuant to the Assigned Contracts) to [****] and [****].

(b)    Prior to Closing, Seller agrees to provide such assistance as Buyer shall reasonably request to introduce and facilitate discussions and negotiations with Cardinal with respect to an agreement pursuant to which Cardinal would market Buyer’s products and services.

(c)    Seller has provided Buyer with a deferred credit under the Transition Services Agreement in the aggregate amount of $700,000, and in the event that deferred credit is not used in full in accordance with the terms of the Transition Services Agreement, Seller shall pay to Buyer the amount of any remaining balance within thirty (30) days following Buyer’s request. Seller shall bear its own costs of management and employee time and reasonable travel and related out-of-pocket expenses incurred in connection with the services provided under this Section 8.5.

8.6    No Shop.    Until Closing, none of Seller nor any of its Affiliates or representatives shall directly or indirectly solicit or respond to any proposal to acquire the Purchased Assets, whether by means of an asset purchase, stock purchase, merger or consolidation, reorganization or otherwise, by any third Person. None of Seller nor any of its Affiliates or representatives shall furnish any non-public information, negotiate or engage in discussions with respect to, or enter into any contract or agreement with respect to, any such proposed transaction. Seller and its Affiliates shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its commercially reasonable efforts to cause all of its representatives not to engage in any of the foregoing.

8.7    License of Purchased Intellectual Property.    Buyer hereby grants to Seller a worldwide, perpetual, royalty-free, non-exclusive right and license to use, operate, modify, copy and create derivative works of the Purchased Intellectual Property; provided, however, that Seller shall not exercise its rights under this license of Purchased Intellectual Property unless and until Seller terminates the Member Services Agreement pursuant to its right to terminate set forth in Section 2.10(b) thereof or in accordance with Section 7.2 thereof. Seller may sublicense the rights granted in this license only for the limited purpose of allowing third Persons to use, operate, modify, copy and create derivative works on behalf of Seller within the scope of this license. Subject to Buyer’s ownership rights in the Purchased Intellectual Property, Seller shall own any derivative works of the Purchased Intellectual Property that Seller may create or develop (or have created or developed).

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Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

8.8    Use of Software Modifications.

(a)    Seller agrees that it will not, nor will Seller grant to any other Person the right to, use, operate, modify, copy, create derivative works, license, sell, convey, assign, transfer or deliver the Software Modifications from and after the Closing Date, except (i) in accordance with the Transition Services Agreement, (ii) to the extent that, following Seller’s good faith defense of its rights thereto, Seller is required by any applicable court or governmental authority to do so, and (iii) from and after the date upon which Seller terminates the Member Services Agreement pursuant to its right to terminate set forth in Section 2.10(b) thereof or in accordance with Section 7.2 thereof. Seller agrees that it will not, nor will Seller grant to any other Person any of Seller’s rights to, use, operate, modify, copy, create derivative works, license, sell, convey, assign, transfer or deliver the computer software modifications used by Seller to perform the Other Edits and the edits described in Item 1 of Schedule 2.1(b) from and after the Closing Date, except (i) in accordance with the Transition Services Agreement, (ii) to the extent that Seller is required by any applicable court or governmental authority to do so; provided that Buyer is afforded control of any litigation or proceeding seeking such grant, and (iii) from and after the date upon which Seller terminates the Member Services Agreement pursuant to its right to terminate set forth in Section 2.10(b) thereof or in accordance with Section 7.2 thereof. Seller agrees to reimburse Buyer for one-half of Buyer’s costs of defending any litigation or proceeding described in clause (ii) of the immediately preceding sentence.

(b) For a period of three (3) years after the Closing Date, Seller shall (at its expense) initiate and pursue in good faith an infringement claim against any Person that it believes is infringing Seller’s rights in and to the Software Modifications, and shall reasonably consider any request from Buyer to pursue an infringement claim against any Person that Buyer reasonably consider any request from Buyer to pursue an infringement claim against any Person that Buyer reasonably believes is infringing Seller’s rights in and to the Software Modifications.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, subject to the waiver by Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1    No Misrepresentation or Breach of Covenants and Warranties.

There shall not have been any material breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Seller contained in this Agreement (without taking into account any materiality qualifiers) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, would not have a Material Adverse Effect (provided that notwithstanding the foregoing the representations and warranties contained in Section 5.3(b) shall be true and correct on the

Closing Date); and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

9.2    No Restraint.

No injunction or restraining order shall have been issued by and be in effect, nor shall an injunction or restraining order initiated by a Governmental Body be pending before, any court of competent jurisdiction which restrains or prohibits any material transaction contemplated hereby.

9.3    Release of Encumbrances.

Buyer shall have received evidence reasonably satisfactory to it that all Encumbrances against the Purchased Assets, other than Permitted Encumbrances, have been released or terminated prior to or at the Closing.

9.4    Material Adverse Effect.

Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by the Chief Executive Officer and Acting Chief Financial Officer of Seller to such effect.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, subject to the waiver by Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1    No Misrepresentation or Breach of Covenants and Warranties.

Buyer shall have duly performed in all material respects all of the covenants and agreements of Buyer herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction expressly contemplated by this Agreement, and provided that any representation or warranty that is qualified as to materiality shall be true and correct in all respects as of the Closing Date, after giving effect to such qualification as to materiality; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

10.2    No Restraint.

No injunction or restraining order shall have been issued by and be in effect, nor shall an injunction or restraining order initiated by a Governmental Body be pending before, any court of competent jurisdiction which restrains or prohibits any material transaction contemplated hereby.

ARTICLE XI

INDEMNIFICATION

11.1    Indemnification by Seller.

(a)    From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)  any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or any certificate delivered by or on behalf of Seller, other than those referenced in Section 11.1(a)(ii) below;

(ii)  any breach of any warranty or the inaccuracy of any representation of Seller set forth in Sections 5.2(d), 5.3(b), 5.5(a) or 5.6(d) of this Agreement;

(iii)  any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement, other than its covenants or obligations contained in Section 8.8(b);

(iv)  any Excluded Liabilities;

(v)  any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in Section 8.8(b) of this Agreement.

provided, however, that Seller shall be required to indemnify and hold harmless under Sections 11.1(a)(i) and 11.1(a)(v) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that (y) the aggregate amount of such Losses and Expenses exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which Seller shall bear no indemnification responsibility); and (z) the aggregate amount required to be paid by Seller pursuant to Sections 11.1(a)(i) and 11.1(a)(v) shall not exceed twenty five percent (25%) of the Purchase Price.

(b)    The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i)  the obligations of Seller with respect to Section 11.1(a)(iv) (with respect to Section 2.4(a) only), which shall survive for three (3) years after the Closing Date;

(ii)  the obligations of Seller with respect to Sections 11.1(a)(ii), 11.1(a)(iii),11.1(a)(iv) (other than with respect to Section 2.4(a) only), and 11.1(a)(v) which shall survive indefinitely;

(iii)  the covenants of Seller set forth in Section 13.6, which shall survive for the period of time set forth therein; and

(iv)  any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

(v)  the obligations of Seller with respect to Section 11.1(a)(i) (with respect to any breach of any warranty or the inaccuracy of any representation of Seller contained in Section 5.8(f) only) which shall survive for three (3) years after the Closing Date.

11.2    Indemnification by Buyer.

(a)  From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)  any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or any certificate delivered by or on behalf of Buyer;

(ii)  any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; or

(iii)  the Assumed Liabilities;

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 11.2(a)(i) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that (y) the aggregate amount of such Losses and Expenses exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which Buyer shall bear no indemnification responsibility); and (z) the aggregate amount required to be paid by Buyer pursuant to Section 11.2(a)(i) shall not exceed twenty five percent (25%) of the Purchase Price.

(b)  The indemnification provided for in Section 11.2(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller

Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)    the obligations of Buyer with respect to Sections 11.2(a)(ii) and 11.2(a)(iii) which shall survive indefinitely;

(ii)    the covenants of Buyer set forth in Section 13.6 which shall survive for the period of time set forth therein; and

(iii)    any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

11.3    Notice of Claims.

Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts then known giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

11.4    Determination of Amount.

(a)    Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article XI, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 11.1 or Buyer is required to indemnify a Seller Group Member pursuant to the provisions of Section 11.2, and the cost, expense or liability for which the indemnification is sought has provided or will provide the Indemnified Party with a Tax benefit, the amount of such Tax benefit shall reduce the Indemnitor’s liability to indemnify an Indemnified Party under this Article XI. After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.5    Third Person Claims.

(a)    Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within ten (10) business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within ten (10) business days after receipt thereof and shall deliver to the Indemnitor within five (5) business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)    In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall, except as otherwise provided below, be represented by counsel of its choice and control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party, any such third Person claim or the litigation or resolution of any such third Person claim, involves an issue or matter which, if determined adversely to the Indemnified Party, would have a material adverse effect on the Indemnified Party, including without limitation a dispute with a significant customer or supplier of the Business, then the Indemnified Party (upon notice to the Indemnitor) shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor; provided, however, that the party not controlling the defense may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor fails to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding without the consent of the other party, such consent not to be unreasonably withheld.

(c)    Notwithstanding anything contained herein to the contrary, Seller shall have the exclusive right to assume the defense of, or otherwise contest or settle any claim, action, suit, investigation or proceeding which is an Excluded Liability and Buyer shall have the exclusive right to control the defense of, or otherwise contest or settle any claim, action, suit or proceeding which is an Assumed Liability. Buyer and Seller agree to cooperate and assist the other with all reasonable requests (including, without limitation, making employees available for interviews, depositions and trials) and to afford the other access to any records, reports or other documents reasonably requested in connection with such claims, actions, suits or proceedings.

11.6    Limitations.

(a)    Except for fraud and other remedies that cannot be waived as a matter of law and injunctive and provisional relief (including, but not limited to, specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets contemplated hereby.

(b)    Notwithstanding anything to the contrary in this Asset Purchase Agreement, except with respect to Excluded Liabilities, Assumed Liabilities, and any breach of any warranty or the inaccuracy of any representation of Seller set forth in Sections 5.2(d) or 5.3(b) to which this Section 11.6(b) shall not apply, the aggregate liability of any Indemnitor pursuant to Section 11.1 or Section 11.2 shall not exceed an amount equal to the Purchase Price.

Article XII

TERMINATION
12.1    Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)    by the mutual consent of Buyer and Seller;

(b)    by Buyer in the event any condition in Article IX becomes impossible of performance or has not been satisfied in full (in each case, other than as a result of a breach or default by Buyer in the performance of its obligations hereunder) or otherwise waived by Buyer in writing prior to or at the Closing;

(c)    by Seller in the event any condition in Article X becomes impossible of performance or has not been satisfied in full (in each case, other than as a result of a breach or default by Seller in the performance of its obligations hereunder) or otherwise waived by Seller in writing prior to or at the Closing;

(d)    by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e)    by Buyer or Seller if the Closing shall not have occurred on or before July 1, 2002 (or such later date as may be agreed in writing to by Buyer and Seller), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Closing Date.

12.2    Notice of Termination.

Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

12.3    Effect of Termination.

In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.10 and 12.4) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

12.4    Non-Solicitation.

(a)    If this Agreement is terminated, neither Buyer nor any of its Affiliates will, for a period of two (2) years thereafter, without the prior written approval of Seller, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of Seller on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Seller. Without limiting the rights of Seller to pursue all other legal and equitable rights available for a violation of this Section 12.4(a) by Buyer or its Affiliates, it is agreed that other remedies cannot fully compensate Seller for such a violation and that Seller shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

(b)    If this Agreement is terminated, neither Seller nor any of its Affiliates will, for a period of two (2) years thereafter, without the prior written approval of Buyer, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of Buyer on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Buyer. Without limiting the rights of Buyer to pursue all other legal and equitable rights available for a violation of this Section 12.4(b) by Seller or its Affiliates, it is agreed that other remedies cannot fully compensate Buyer for such a violation and that Buyer shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

(c)    Notwithstanding the foregoing, nothing in this Section 12.4 will prevent Buyer or Seller from employing any person (i) who contacts such party on his or her own initiative without any direct or indirect solicitation by or knowing encouragement from Buyer or Seller, as applicable, or (ii) as a result of general, non-targeted solicitations for employment in newspapers or other media.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Survival of Representations and Warranties.

All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI, at which time such representations and warranties shall terminate.

13.2    Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware (without regard to the conflicts of law provisions thereof), except to the extent that the application of substantive laws of the United States or another jurisdiction is mandatory.

13.3    No Public Announcement.

Neither Buyer nor Seller shall, without the approval of the other, which approval shall not be unreasonably withheld, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

13.4    Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:

NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329
Attention: Chief Executive Officer

with a copy to:

NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329
Attention: General Counsel

If to Seller, to:

Arclight Systems LLC
480 Olde Worthington Road
Westerville, Ohio 43082
Attention: Chief Executive Officer

with a copy to:

Sidley Austin Brown & Wood
Bank One Plaza
10 S. Dearborn St.
Chicago, Illinois 60603
Attention: Gary D. Gerstman

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.5    Successors and Assigns.

(a)  The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other party.

(b)  Following the Closing, no party may assign any of its rights hereunder to any third Person without the written consent of the other party, except that a party may assign its rights hereunder to an Affiliate or to any party that acquires substantially all of the assets or stock of such party or any successor corporation resulting from a merger or consolidation of or with such party. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 and pursuant to Article XI any right, remedy or claim under or by reason of this Agreement.

13.6    Access to Records after Closing.

(a)  For a period of six (6) years after the Closing Date, Seller and its representatives shall have full access to all of the books and records of the Business to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice (not to exceed five (5) business days) and during normal business hours. Seller shall be solely responsible for its costs or expenses incurred by it pursuant to this Section 13.6(a). Buyer shall be responsible for any costs associated with the provision of copies requested pursuant to this Section 13.6(a). If Buyer or its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)  For a period of six (6) years after the Closing Date, Buyer and its representatives shall have full access to all of the books and records relating to the Business (but only to the extent that such relate to the Business, acknowledging that such books and records may be redacted to omit information unrelated to the Business) which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice (not to exceed five (5) business days) and during normal business hours. Buyer shall be solely responsible for its costs and expenses incurred by it pursuant to this Section 13.6(b). Seller shall be responsible for any costs associated with the provision of copies requested pursuant to this Section 13.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.7    Entire Agreement; Amendments; Confidentiality.

This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary in the Confidentiality Agreement, the parties agree that the term of the Confidentiality Agreement shall be extended through and including the Closing Date.

13.8    Schedules.

Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to any Section to which such matter is expressly responsive. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

13.9    Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.10    Expenses.

Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

13.11    Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.12    Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

13.13    Further Assurances.

(a)  On and after the Closing Date, each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Purchased Assets to Buyer in accordance with the terms of this Agreement.

(b)    If, despite the efforts of Seller to obtain any required third party consents in accordance with this Agreement, such consents are not obtained prior to Closing, and Buyer waives its right at Closing to receive such consent in its sole discretion, then notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, contract or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof giving the third party a right of termination. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, (i) Seller shall continue to undertake commercially reasonable efforts to obtain any such consent and/or remove any other impediments to the transfer/assignment of such deferred contract at the earliest practicable date and shall transfer or assign such contract with three (3) business days of obtaining such consent, (ii) until the time of assignment of such deferred contract, to the maximum extent permitted by law and the Purchased Asset, Seller shall act after the Closing Date as Buyer’s agent in order to obtain for Buyer all benefits thereunder and to allow Buyer to perform obligations under such contract, to the same extent as if such contract had been transferred or assigned at Closing, and each party shall bear its own administrative expenses incurred in connection with any such arrangement, and (iii) until the time of assignment of such deferred contract, Seller shall, at the request and for the account of Buyer, and subject to the Buyer’s reasonable discretion, enforce, at Buyer’s expense, the Seller’s rights thereto or interests therein against other parties. Buyer and Seller shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with each other in any legal and reasonable arrangement designed to provide such benefits to Buyer and to relieve Seller from any obligation, liability or burden associated therewith. Except as otherwise provided herein, in Schedule 5.2 or in any other agreement entered into between Buyer and Seller pursuant hereto, any costs associated with a consent listed on Schedule 5.2 shall be borne by Seller.

13.14    Disclaimer of Warranties.

Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. Except as expressly provided in this Agreement, Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and none of Seller, any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of its agents, consultants, accountants, counsel or other representatives.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARCLIGHT SYSTEMS LLC

By:
Name: Thomas P. Ludlam, Jr. Title: Chief Executive Officer

NDCHEALTH CORPORATION

By:
Name: Randolph L. M. Hutto Title: Chief Financial Officer

The following is a list of omitted schedules and exhibits. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

Exhibit A—Bill of Sale and Instrument of Assignment
Exhibit B—Instrument of Assumption
Exhibit C—Member Services Agreement
Exhibit D—ScriptLINE Sublicense Agreement
Exhibit E—Transition Services Agreement
Exhibit F—Subcontract Services Agreement
Schedule 1.1—Software Modifications
Schedule 2.1(a)—Assigned Agreements
Schedule 2.1(b)—Excluded Intellectual Property
Schedule 2.2(a)—Excluded Assets
Schedule 2.3—Assumed Liabilities
Schedule 3.2—Preliminary Purchase Price Allocation
Schedule 5.2—Authority of Seller; Conflicts
Schedule 5.3—Financial Statements
Schedule 5.4—Operations Since Financial Statements Date
Schedule 5.5—Ownership of Assigned Contracts
Schedule 5.6(a)—Assigned Contracts
Schedule 5.6(b)—Changes in Assigned Chain Contracts
Schedule 5.6(c)—Changes in the Status of Assigned Chain Contracts Since January 1, 2002
Schedule 5.6(d)—Conflicts with Assigned Contracts
Schedule 5.7(a)—Nature of Assigned Contracts
Schedule 5.7(b)—Nature of Purchased Intellectual Property
Schedule 5.7(c)—Disclosure Items
Schedule 5.8(a)—Purchased Intellectual Property
Schedule 5.8(d)—Royalties for Purchased Intellectual Property
Schedule 5.8(e)—Rights to Inventions
Schedule 5.9—Seller Violations; Litigation; Compliance with Laws
Schedule 5.11—Tax Matters
Schedule 6.3—Buyer Violations; Litigation or Regulatory Actions
Schedule 7.5—Potential Buyer Employees